Exhibit 2.1

SHARE EXCHANGE AGREEMENT

Between

Already Checked, Inc.

And

MoneyFlow Systems International, Inc.

And
Interglobe Patrol Services Ltd.

March 15, 2005

Already Checked - MF
Share Exchange Agreement

SHARE EXCHANGE AGREEMENT

THIS SHARE EXCHANGE AGREEMENT (this “Agreement”), dated effective as of March 15, 2005

BETWEEN:

MoneyFlow Systems International Inc., a company duly incorporated pursuant to the laws of Nevada and having an office located at Suite N, 7003 - 5th, Street S.E., Calgary, Alberta, Canada T2H 2G2

("MF")

AND:
Already Checked, Inc., a Wyoming corporation, having offices located at 6337 Highland Drive, Suite #220, Salt Lake City, Utah 84121

(“ACI”)

AND:
Interglobe Patrol Services Ltd., a British Columbia company with offices for service located at Suite 220 - 3665 Kingsway, Vancouver, B.C., Canada V6R 5W2

("IPS")

WHEREAS:

A.	MoneyFlow Systems International Inc. is a publicly traded, reporting company duly incorporated pursuant to the laws of Nevada whose shares are quoted for trading on the OTCBB market.

B.	Interglobe Investigation Services Inc. is a wholly owned subsidiary corporation of MF, with its principal operations located in Vancouver, British Columbia, Canada (“Interglobe”).

C.	Already Checked, Inc. is a reporting corporation, with its principal operations located in Salt Lake City, Utah.

D.	IPS is a privately held, non-reporting corporation, with its principal operations located in Vancouver, British Columbia, Canada.

Already Checked - MF
Share Exchange Agreement

E.	MF desires to sell and ACI desires to purchase all of the outstanding shares of Interglobe pursuant to the terms and conditions of this Agreement.

AGREEMENT

In consideration of the foregoing recitals and the mutual promises contained herein, ACI, Interglobe and MF hereby agree as follows:

1.	Purchase and Sale of Shares

1.1
Property. Subject to the terms and conditions of this Agreement, Shareholders agree to sell and assign to ACI on the Closing Date (as defined below), free and clear of all mortgages, security interests, liens, pledges, adverse claims and other encumbrances, all of the outstanding shares of stock of Interglobe as set forth on Exhibit A attached hereto (collectively, the “Shares”) in exchange for the following consideration:

(a)
ACI agrees to issue to MF on the Closing Date pro rata in accordance with their respective holdings of the Shares on the date hereof, Nine Million (9,000,000) common shares in the capital stock of Already Checked, Inc.;

(b)
ACI and MF hereby agree to include as a term of this Agreement and a condition of the Closing contemplated hereby, a schedule of such credits or obligations, if any, as may be determined by a review and reconciliation of the accounting and audit reports prepared by the accountants and auditors for MF and Interglobe since the acquisition of Interglobe by MF. Such review and reconciliation is to be prepared and presented by a mutually acceptable and appointed third party, acting as arbitrator, based on the financial statements prepared by the accountants and auditors of MF and Interglobe as at the most recent reporting date, and adjusted to meet the Closing Date of this Agreement. It is further contemplated that such third party report will be prepared and presented not later than the close of business March 23, 2005, and it is hereby expressly agreed by the parties that the terms of the Arbitrator’s report shall be binding on each of MF, Interglobe and ACI.

(c)
ACI agrees to become the agent for MoneyFlow and to sell and distribute MoneyFlow's various surveillance products to the British Columbia market should MoneyFlow agree to grant such Agency status. ACI shall represent, sell and support MoneyFlow products to the exclusion of those of other manufacturers and competitors as long as the products supplied by MoneyFlow remain in ready availability and are of competitive price and quality. Should MoneyFlow no longer be in a position to supply products of similar or greater quality at competitive prices, ACI shall have the right to sell, manufacture, re-sell and install other manufacturer's products within the Province of British Columbia.

Already Checked - MF
Share Exchange Agreement

2.	Closing Date; Delivery

2.1
Closing Date. The closing of the purchase and sale of the Shares (the “Closing”) will be held at the offices of ACI, at 10:00 a.m. on March 25, 2005, or at such earlier date as may be agreed in writing by MF and ACI (the “Closing Date”). Notwithstanding such Closing Date, the parties hereto specifically acknowledge that the date to be employed for the purposes of accounting and recording the combined business entities shall be March 1, 2005.

2.2	Deliveries at Closing

(a)
Deliveries of MF to ACI. At the Closing, if the conditions precedent set forth in Section 5.2 are fulfilled in reasonable satisfaction, MF will deliver to ACI (1) stock certificates or other documents of title representing all of the shares of stock held of record or beneficially owned in Interglobe on the Closing Date, duly endorsed by MF for transfer to ACI, per the direction of counsel for ACI. MF and Interglobe will also deliver such other documents and instruments as ACI may reasonably request to confirm that MF and Interglobe have performed all of their obligations and fulfilled all of the conditions of this Agreement.

(b)
Deliveries of ACI to MF. At the Closing, if the conditions precedent set forth in Section 5.1 are fulfilled in reasonable satisfaction, ACI will deliver to MF stock certificates representing Nine Million (9,000,000) common shares in the capital stock of Already Checked, Inc., par value $0.001 issued in the name of MoneyFlow Systems International, Inc. ACI will also deliver such other documents and instruments as MF may reasonably request to confirm that ACI has performed all of its obligations and fulfilled all of the conditions of this Agreement.

Already Checked - MF
Share Exchange Agreement

3.	Representations and Warranties of Interglobe. MF and Interglobe hereby represent and warrant to ACI that:

3.1	Organization, Standing and Authority of Interglobe.

(a)
Organization. Interglobe is a corporation duly organized and validly existing under the laws of the Province of British Columbia and is in good standing as a domestic corporation under the laws of said Province.

(b)	Charter Documents. Interglobe has furnished counsel for ACI with true and complete copies of its Articles of Incorporation, as amended to date, and its Bylaws as currently in effect.

(c)	Corporate Power. Interglobe has all requisite corporate power to enter into this Agreement and to carry out and perform its obligations hereunder.

(d)
Authorization for Agreement. The execution of this Agreement and the performance of the terms set out herein have been duly authorized by the Board of Directors of each of Interglobe and MF. Upon execution and delivery of this Agreement on behalf of Interglobe, this Agreement will constitute the valid and legally binding obligation of Interglobe, enforceable in accordance with its terms and conditions. The execution, delivery and performance of this Agreement and compliance with the provisions hereof by Interglobe does not and will not conflict with, or result in a breach or violation of the terms, conditions or provisions of, or constitute a default under, or result in the creation or imposition of any lien pursuant to the terms of, Interglobe’s Articles of Incorporation, as amended, Interglobe’s current Bylaws, or any statute, law, rule or regulation or any order, judgment, decree, indenture, mortgage lease or other agreement or instrument to which Interglobe is subject.

(e)
Financial Statements. The audited financial statements of Interglobe as of December (October) 31, 2003; December (October) 31, 2004, and the audited financial statements for the Three month period ended January 31, 2005, are attached hereto as Exhibit B (the “Financial Statements”). The Financial Statements present fairly the financial condition of Interglobe as of the periods covered in conformity with generally accepted accounting principles applied on a basis consistent with preceding periods.

(f)
Material Changes. Since January 31, 2005, there have been no material adverse changes in the financial condition of Interglobe from that shown on the Financial Statements other than as previously disclosed to ACI, or, which, if known, would dissuade ACI from entering into the Agreement.

Already Checked - MF
Share Exchange Agreement

3.2	Financial and Operating Status of Interglobe.

(a)
Tax Returns. Interglobe has duly filed all required federal, provincial and local tax returns, and all taxes, assessments and penalties set forth in such returns have been timely and fully paid or adequately reserved against in the Financial Statements. No tax return filed on behalf of Interglobe has ever been audited by any governmental taxing authority.

(b)
Contracts and Commitments. Interglobe has no written or oral contracts or commitments involving any obligation, consideration or expenditure, outside the purchase of normal inventory items in quantities in accordance with previous practices, except as set forth in the Schedule of Disclosures attached hereto as Exhibit D. Interglobe has delivered to ACI’ counsel true, complete and correct copies of all such contracts and commitments, together with all amendments thereto, all of which are listed on the Schedule of Disclosures, and all such contracts are in full force and effect in the form delivered. Interglobe has set forth in the Schedule of Disclosures (i) all insurance policies in force on the date hereof; (ii) the names and locations of all banks and other depositories in which it has accounts or safe deposit boxes and the names of persons authorized to sign checks, drafts or other instruments drawn thereon or to have access thereof; (iii) all mortgages, promissory notes, deeds of trust, loan or credit agreements or similar agreements, or modifications thereof, to which it is a party and all amounts thereof; and (iv) all accounts receivable of Interglobe as of December 31, 2004 and as reflected in the Financial Statements(v) all security licenses.

(c)
Employees. Interglobe does not have any collective bargaining agreements with any of its employees. Interglobe is not a party to any contract with any of its employees, consultants, advisors, sales representatives, distributors or customers that is not terminable by Interglobe without liability, penalty or premium on 30 days’ notice, except as otherwise set forth in the Schedule of Disclosures.

Already Checked - MF
Share Exchange Agreement

(d)
Benefits. Interglobe does not have any health, dental, pension, retirement, or other benefit programs for its employees or in which its employees participate, except as set forth in the Schedule of Disclosures.

(e)
Inventory. All inventory of Interglobe is saleable and in good condition, the value of which as of December 31, 2004 has been written down or reserved to amounts not in excess of realizable market value.

(f)	Equipment. All equipment of Interglobe is in good order and repair except minor defects which do not materially interfere with the continued use of such equipment.

(g)
Litigation. There is no action, proceeding or investigation pending or, to the knowledge of Interglobe, threatened against Interglobe, or any of Interglobe’ property or assets which might result in any material and adverse change in the property, assets or financial condition of Interglobe, nor, to the knowledge of Interglobe, is there any basis for any such action, proceeding or investigation. To the best knowledge of Interglobe, it is in compliance in all material respects with all laws and regulations applicable to it, its properties and businesses.

4.	Representations and Warranties of ACI. ACI hereby represents and warrants to Interglobe and MF that the matters set forth in the following subsections of this Section 4 are true and correct.

4.1	Corporate Organization

(a)	Organization. ACI is, and will be at the time of closing, a corporation duly organized, validly existing and in good standing under the laws of the State of Wyoming.

(b)
Financial Statements. The unaudited consolidated financial statements of Already Checked, Inc., for its last fiscal year are attached hereto as Exhibit D (the “Already Checked, Inc. Financial Statements”). The Already Checked, Inc. Financial Statements present fairly the financial condition of ACI as of the periods covered in conformity with generally accepted accounting principles applied on a basis consistent with preceding periods.

(c)
Material Changes. Since the last quarterly ACI Financial Statements, there have been no material changes in the financial condition of ACI from that shown on the ACI Financial Statements as of such date.

Already Checked - MF
Share Exchange Agreement

(d)	Capitalization. Following the issuance contemplated hereby ACI will have at the Closing Date not more than 52,500,000 total issued and outstanding common shares.

(e)
Trading Status. ACI is not yet a publicly traded reporting company under Section 13 or 15(d) of the Securities Exchange Act of 1934. None of the information contained in any of the reports filed by ACI pursuant to Section 13 of such statute contains any misstatement of a material fact or omits any information required to make the information contained therein not materially misleading.

(f)	Best Efforts. ACI hereby covenants and agrees to use its best efforts to have ACI achieve trading status as soon as is practicable.

4.2  Acquisition of IPS

(a)	IPS. IPS is, or will be at the time of closing, a wholly owned subsidiary of ACI.

(b)	No Impairment. The acquisition of IPS will not impair, distort or otherwise negatively affect the financial condition of ACI.

4.3
Due Execution and Enforceability. The execution, delivery and performance of this Agreement and the other agreements between the parties hereto referred to herein by and on behalf of ACI have been duly and validly authorized by the ACI Board of Directors.

5.	Conditions to Closing

5.1
Conditions to Obligations of ACI. The obligations of ACI to purchase the Shares at the Closing and to consummate any other transaction contemplated by this Agreement are subject to the fulfillment to ACI’ satisfaction on or prior to the Closing date of the following conditions, any of which may be waived in whole or in part by ACI.

(a)
Representation and Warranties. The representations and warranties made by MF and Interglobe in Section 3 above shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as if they had been made and given on and as of the Closing Date, and MF and Interglobe shall have performed and complied with all agreements and obligations to be performed by it under this Agreement on or prior to the Closing.

(b)	Authorization. Interglobe shall have obtained all Board of Directors approval necessary to authorize its participation in the transaction described in this Agreement.

Already Checked - MF
Share Exchange Agreement

(c)
No Adverse Change. Prior to the Closing there shall not have occurred any loss or destruction of any material part of the assets of Interglobe or any material and adverse change in the financial condition, properties, business or operation of Interglobe from that shown in the Financial Statements.

(d)
Documents and Instruments Satisfactory. All documents and instruments to be provided by Interglobe and MF in connection with the transactions contemplated by this Agreement must be satisfactory in form and substance to counsel for ACI.

5.2
Conditions to Obligations of Interglobe and MF. The obligations of MF and Interglobe to consummate this Agreement and carry out and perform their obligations hereunder are subject to the satisfaction of all of the following conditions unless waived by MF.

(a)
Representations and Warranties True at Closing. The representations and warranties made by ACI in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as if they had been made and given on as of the Closing Date. ACI shall have performed and complied in all material respects with all agreements and obligations to be performed by it under this Agreement on or before the Closing Date.

(b)	Authorization. ACI shall have obtained all Board of Directors approval necessary to authorize its participation in the transaction described in this agreement.

(c)
No Adverse Change. Prior to the Closing there shall not have occurred any material and adverse change in the financial condition, properties, business or operations of ACI since the date of this Agreement.

(d)
Documents and Instruments Satisfactory. All documents and instruments to be provided by ACI in connection with the transactions contemplated by this Agreement must be satisfactory in form and substance to counsel for MF and Interglobe.

(e)
Due Diligence Satisfactory. MF and Interglobe have received all of the information reasonably requested by them from ACI in connection with this transaction, and, based on its due diligence investigation, are satisfied with the financial and operating condition of ACI.

Already Checked - MF
Share Exchange Agreement

6.	Covenants and Agreements of Interglobe.

6.1
Access to Information. From and after the date of this Agreement and until the Closing, MF agree that the authorized representatives of ACI shall have access during normal business hours to the properties, facilities, books, records, contracts and documents of Interglobe and Interglobe shall furnish or cause to be furnished to the authorized representatives of ACI copies of all documents and all information with respect to the affairs and businesses of Interglobe that ACI’ representatives may reasonably request. ACI shall keep all such information confidential and shall not use the same for any purpose or disclose the same to any other person or entity pending the consummation of the transactions contemplated hereby.

6.2
Conduct of Business Pending the Closing. Unless expressly consented to by ACI or otherwise permitted or required under this Agreement, from and after the date of this Agreement and until the Closing or the termination or abandonment of this Agreement as provided herein:

(a)
Business in the Ordinary Course. Interglobe will (i) conduct its business only in the ordinary course in the same manner as before date of this Agreement, (ii) will not institute any unusual or novel methods of manufacture, purchase, sale, lease, service, accounting or operation, (iii) will not grant any increase in the rate of pay or other benefits or compensation of any officers or employees, and (iv) will not enter into, amend or terminate any contract or commitment not in the usual and ordinary course of business and consistent with Interglobe’s past practice.

(b)
Indebtedness. Interglobe will not (i) incur or assume or guarantee any indebtedness other than indebtedness incurred in the usual and ordinary course of business for goods or services or pursuant to existing commitments or agreements previously disclosed in writing to ACI under this Agreement, or (ii) enter into, execute or deliver any agreement or writing to the release or settlement of claims, except as otherwise provided by this Agreement.

(c)
Corporate Structure. Interglobe will not (i) amend its articles of incorporation or bylaws or change its officers or directors or (ii) issue any additional capital stock or other securities or grant any warrants, options or rights to purchase or acquire any capital stock or other securities of Interglobe, or (iii) merge or consolidate with any other corporation or acquire all or substantially all of the stock, business or assets of any other person or entity or sell, assign or transfer substantially all of its assets or outstanding securities to any other person or entity.

Already Checked - MF
Share Exchange Agreement

(d)
Dividends and Capital Stock. Interglobe will not (i) declare or pay any dividend or make any stock split or stock dividend or other distribution with respect to its capital stock, or (ii) directly or indirectly redeem, purchase or otherwise acquire for value any of its capital stock.

(e)	Banking Relationships. No change will be made affecting Interglobe’s banking relationships and Interglobe shall open no new bank or other deposit accounts.

(f)	Insurance. Interglobe will maintain in full force and effect, all policies of insurance now in effect and will give all notices and present all claims under all policies in a timely fashion.

(g)	Licenses: Interglobe will maintain in full force and effect, all related licenses now in effect.

6.3
Negative Covenants: Unless expressly consented to by ACI or otherwise permitted or required under this Agreement, from and after the date of this Agreement and until the Closing or the termination or abandonment of this Agreement as provided herein:

(a)	Assets: Interglobe will not sell, hypothecate, liquidate or otherwise dispose of all or any significant portion of the assets of Interglobe or any interest therein;

(b)	Merger: Interglobe will not merge or consolidate Interglobe with any other person or entity or enter into any plan or agreement with respect thereto;

(c)
Agreements: Interglobe will not enter into any agreement between Interglobe other than in the ordinary course of business or where such agreement may deter ACI from completing the purchase and sale contemplated hereby;

(d)
Share Issuance: Interglobe will not issue any shares of the capital stock of Interglobe or any shares or other securities convertible into or exchangeable or exercisable for such shares of capital stock except to the extent contemplated by Section 7.6 hereof and except to the extent such shares or other securities are issued to amend the pro-rata distribution of the Purchase shares set out in Paragraph 1 hereof;

(e)
Debt or Guarantee: Interglobe will not incur any indebtedness of Interglobe for borrowed money, either directly or as guarantor of any obligations of Interglobe or any Interglobe Affiliate other than in the ordinary course of business or with the express agreement of ACI;

Already Checked - MF
Share Exchange Agreement

(f)	Dissolution: Interglobe will not adopt any plan or petition any court or governmental agency for the dissolution of Interglobe; or

7.	Covenants and Agreements of ACI.

7.1	ACI shall not, for a period of Twelve (12) months from the date hereof, cause, permit or suffer ACI to, in each case without the prior consent of MF:

(a)	sell, hypothecate, liquidate or otherwise dispose of all or any significant portion of the assets of ACI or IPS or any interest therein;

(b)	merge or consolidate ACI with any other person or entity or enter into any plan or agreement with respect thereto other than as previously advised;

(c)
enter into any agreement between ACI and any other party other than Interglobe and any person or entity controlled by Interglobe, unless specifically required or agreed to by Interglobe or MF where such agreement would have the effect of diluting or otherwise limiting the interest of MF in ACI following the acquisition of IPS and Interglobe.

(d)
issue any shares of the capital stock of ACI or other securities convertible into or exchangeable or exercisable for such shares of capital stock except to the extent contemplated by Section 4.1(d) hereof and except to the extent such shares or other securities are issued in connection with the terms of this Agreement;

(e)	adopt any plan or petition any court or governmental agency for the dissolution of ACI.

(f)	Adopt any plan or initiate any process to consolidate, reduce or otherwise modify the share capitalization of ACI.

Already Checked - MF
Share Exchange Agreement

8.	Miscellaneous.

8.1
Successors and Assigns. This Agreement and the terms and conditions contained herein are binding upon, and will inure to the benefit of, the parties hereto and their respective representatives, executors, administrators, heirs, successors and assigns, but, except as otherwise specifically provided herein, neither this Agreement nor any rights or obligations hereunder may be assigned, directly, indirectly, voluntarily or involuntarily, except by operation or law, by any party to this Agreement.

8.2
Governing Law; Severability. This Agreement will be governed by and construed in accordance with the laws of the State of Wyoming. If any provision of this Agreement is found to be invalid, illegal or unenforceable in any respect, such provision will be enforced to the maximum extent possible and the remaining provisions of this Agreement will continue unaffected.

8.3
Waivers. No waiver by any party hereto of any term or condition of this Agreement will be effective unless set forth in a writing signed by such party. No waiver of any provision of this Agreement will be deemed a waiver of any other provision, or constitute a continuing waiver unless otherwise expressly provided in writing by the waiving party. No failure or delay on the part of any party in exercising any right, power or privilege under this Agreement will operate as a waiver thereof, nor will a single or partial exercise thereof preclude any other or further exercise of any other rights, powers or privileges.

8.4
Entire Agreement; Modifications. This Agreement, together with the exhibits and schedules attached hereto, each of which is incorporated herein by this reference, constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes in its entirety all prior and contemporaneous agreements, understandings, negotiations and discussions between the parties, whether oral or written, with respect to the subject matter of this Agreement. No supplement, modification or amendment to this Agreement will be binding unless executed in writing by Interglobe, MF and ACI.

8.5
Notices. All notices and other communications required or permitted under this Agreement will be in writing and may be hand delivered, mailed by first-class mail, postage prepaid, or sent via facsimile. Unless otherwise agreed to in writing by the parties, such notices and other communications shall be addressed to the parties as follows:

Already Checked - MF
Share Exchange Agreement

If to ACI:

Already Checked, Inc.
6337 Highland Drive, Suite #220
Salt Lake City, Utah 84121

Attention: Russell J. Heaton, President

If to MoneyFlow:

MoneyFlow Systems International Inc.
Suite N, 7003 - 5th Street S.E.
Calgary, Alberta, Canada T2H 2G2

Attention: Hal Schultz, Director

If to Interglobe:

Interglobe Patrol Services Ltd.
Suite 220 - 3665 Kingsway
Vancouver, B.C., Canada V6R 5W2

Attention: Philip Moriarity, President

8.6	Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

8.7	Headings; References. Headings used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

8.8
Expenses. Each of the parties hereto shall bear all of the fees and expenses, including, without limitation, the fees and expenses of counsel and accountants incurred by itself in the negotiation, preparation and execution of this Agreement and in the consummation of the transactions contemplated hereby.

Already Checked - MF
Share Exchange Agreement

IN WITNESS WHEREOF, the parties have executed this Agreement on the dates set forth below, to be effective for all purposes as of the date first written above.

Already Checked, Inc.

Per: ___________________________
Russell J. Heaton, President

MoneyFlow Systems International Inc.

Per: ___________________________
Hal Schultz, President

Interglobe Patrol Services Ltd.

By: ___________________________
Philip Moriarity, President

Already Checked - MF
Share Exchange Agreement